EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made as of April  28, 2011 between CASUAL MALE RETAIL GROUP, INC., a Delaware corporation with an office at 555 Turnpike Street, Canton, Massachusetts, 02021 (the "Company"), and SEYMOUR HOLTZMAN (the “Executive”) having an address at 306 Chilean, Palm Beach, FL  33480-4632.

WITNESSETH:

WHEREAS, the Executive was made an employee of  the Company by resolution of the Board of Directors on May 25, 2001.  The Executive has been a director since April 7, 2000 and the Chairman of the Board since April 11, 2000 and has served in that role continuously since that date;

  NOW, THEREFORE, in consideration of the promises and the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.          EMPLOYMENT

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  Executive reports to the Board of Directors of the Company (the “Board of Directors”).

2.          TERM

The term of employment under this Agreement (the “Term of Employment”) shall be effective as of the date above written (the "Effective Date") and shall continue until April 29, 2013, subject to prior termination in accordance with the terms hereof.  Commencing April 29, 2012, this Agreement shall automatically be extended for an additional one (1) year term on each anniversary date of the Effective Date unless either party shall give the other at least ninety (90) days written notice prior to such anniversary date that it will not extend the Term of Employment.

3.          COMPENSATION

During the Term of Employment, as compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay to Executive, and Executive agrees to accept, an annual base salary of Twenty-Four Thousand and 00/100 Cents ($24,000.00), payable in equal bi-weekly installments in accordance with Company’s payroll practice.

4.          EXPENSES

The Company shall pay or reimburse Executive, in accordance with the Company's policies and procedures and upon presentment of suitable vouchers, for all reasonable business and travel expenses, which may be incurred or paid by Executive during the Term of Employment in connection with his employment hereunder.  Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5.          OTHER BENEFITS

(a)         During the Term of Employment, Executive shall be entitled to participate in and receive any benefits customarily provided by the Company to its management (including any profit sharing, pension, 401(k), short and long-term disability insurance, medical and dental insurance and group life insurance plans in accordance with and subject to the terms of such plans, including, without limitation, any eligibility requirements contained therein), all as determined from time to time by the Compensation Committee of the Board of Directors in its discretion.

(b)           The Company will maintain directors and officers liability insurance coverage (which shall include employment practices liability coverage) in a commercially reasonable amount, consistent with prior practice, to indemnify Executive from any claims made against him in his capacity as Executive.

(c)           It being the intent of the Company to provide maximum protection available under the law to its officers and directors, the Company shall indemnify the Executive for any of his actions or omissions in his capacity as an officer or director of the Company or any subsidiary or affiliate of the Company, to the full extent the Company is permitted or required to do so by the General Company Law of Delaware as the same exists or hereafter may be amended. Such indemnification shall include payment by the Company, in advance of the final disposition of a civil or criminal action, suit or proceedings, of expenses incurred by Executive, in his capacity as an officer or director of the Company or any subsidiary or affiliate of the Company, in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such payment if it shall ultimately be determined that he is not entitled to be indemnified by the Company. The Company may accept any such undertaking without reference to the financial ability of the Executive to make such repayment. As used in this paragraph, the term Executive includes his heirs, executors, and administrators.

6.          DUTIES

(a)           Executive shall perform such duties and functions as the Board of Directors shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to the direction of, the Board of Directors.

(b)           During the Term of Employment, Executive shall perform the duties assigned to him with fidelity and to the best of his ability.  Notwithstanding anything herein to the contrary, and subject to the foregoing, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive's performance of his duties hereunder.

(c)           Executive shall perform his duties primarily in Wilkes-Barre, PA and/or Palm Beach, Florida or at such location as may be designated from time to time by the Board of Directors.  Notwithstanding the foregoing, Executive shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Executive recognizes that such duties may involve travel.

(d)           Nothing in this paragraph 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments, provided such activities do not unreasonably interfere with Executive’s performance of his duties hereunder.

7.           AMENDMENT OR ALTERATION

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

8.           GOVERNING LAW

This Agreement shall be governed by, and construed and enforced in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

9.           SEVERABILITY

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

10.           NOTICES

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or of the placement of the notice in the event mail.

11.           WAIVER OR BREACH

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed as a waiver of any subsequent breach by that same party.

12.           ENTIRE AGREEMENT AND BINDING EFFECT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns and supersedes any and all prior agreements between the parties, whether oral or written.  This Agreement may not be modified except upon further written agreement executed by both parties. Executive agrees that the Board of Directors may in its sole discretion, during the term of Executive’s employment with the Company and thereafter, provide copies of this Agreement (or excerpts of the Agreement) to others, including businesses or entities that may employ, do business with, or consider employing Executive in the future.  Executive further agrees that any subsequent change or changes in his duties, compensation or areas of responsibility shall in no way affect the validity of this Agreement or otherwise render inapplicable any of the provisions of this Agreement, which shall remain in full force and effect except as may be modified by a subsequent written agreement.

13.           HEADINGS

The paragraph headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

14.           COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.

CASUAL MALE RETAIL GROUP, INC.

By:	/s/ George Porter	Date:	April 25, 2011
Name:	George T. Porter, Jr.
Its:	Chairman of the Compensation Committee

/s/ Seymour Holtzman		Date:	May 2, 2011
Seymour Holtzman